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                                                                      EXHIBIT 11


                                MID OCEAN LIMITED

                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
          (Thousands of US Dollars except share and per share amounts)



                                                         QUARTER ENDED                    SIX MONTHS ENDED
                                                APRIL 30, 1998    APRIL 30, 1997    APRIL 30, 1998   APRIL 30, 1997
Net Income                                       $    79,649       $    62,916       $   143,370       $   114,918
                                                 ===========       ===========       ===========       ===========

Basic weighted average ordinary
shares outstanding                                39,134,793        37,843,218        39,125,535        36,904,783

Common share equivalents
associated with options                              431,653           302,910           387,806           317,464
                                                 -----------       -----------       -----------       -----------

Diluted weighted average ordinary shares
and ordinary share equivalents outstanding        39,566,446        38,146,128        39,513,341        37,222,247
                                                 ===========       ===========       ===========       ===========

Net income per ordinary
Share and ordinary share equivalent
   Basic                                         $      2.04       $      1.66       $      3.66       $      3.11
                                                 ===========       ===========       ===========       ===========

   Diluted                                       $      2.01       $      1.65       $      3.63       $      3.09
                                                 ===========       ===========       ===========       ===========



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